Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 033-51791 and No. 333-64207) of Cigna Corporation of our report dated June 22, 2017 relating to the financial statements and supplemental schedule of Cigna 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
June 22, 2017